EXHIBIT 99.1

P.O. Box 25099  •  Richmond, VA 23260  •  Phone: (804) 359-9311  •  Fax: (804) 254-3594

PRESS  RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE: Hold for call
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces First Quarter Results

Richmond, VA, August 5, 2004 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that late receipt of the Brazilian crops and shipping delays in South America and Africa had a major impact on the Company’s first quarter earnings. Net income for the first quarter of fiscal year 2005, which ended on June 30, 2004, was $20.5 million, or $0.80 cents per diluted share, compared to $34.4 million, or $1.37 per diluted share, for the three months ended September 30, 2003, which is the most comparable quarter of fiscal year 2004 because of last year’s change in the fiscal year. Gross revenues for the three-month period ended June 30, 2004, were $737 million compared to $787 million for the September 2003 quarter.

Tobacco results were sharply lower in the quarter due to the late Brazilian crops, which, because of their size and timing, helped to create a major shortage of outbound shipping capacity. The shipping delays affect the timing of quarterly earnings recognition, but management expects the bulk of the crop to be shipped over the remainder of this fiscal year. In addition, the Company experienced customer-mandated shipping delays in Africa. The South American and African delays also caused most of the $107 million reduction in tobacco revenues for the quarter. Since these regions represent important components of the tobacco operations, the combination of these factors has caused a large increase in inventories, most of which is committed. U.S. results were lower in the first quarter as the April-June period is normally when processing operations are suspended during the interval between production cycles in the United States. Last year’s first quarter, which covered the period from July 1 through September 30, 2003, included several weeks of processing at the start of the season for the 2003 crop.

Non-tobacco results showed good improvement in the first quarter. In the lumber and building products segment, the retail supply group benefited from strong spring garden product sales and product mix as well as continuing attention to cost control. The construction supply operations had additional working days this quarter, primarily because of the timing of the annual summer holiday period. The continued strength of the euro and income from a small Dutch distributor of garden timber and products, which was acquired in May 2004, also contributed to earnings. The seasonal increase in sales, additional working days, the strong euro, and sales from the acquired operations accounted for most of the $26 million increase in revenues for this segment. Agri-product revenues and operating results were up due to higher volumes in tea, rubber, and canned meat. These gains more than offset lower results in nuts and dried fruit that were caused by shipment delays.

The effective income tax rate at 39.5% is higher for the first quarter and is expected to remain so for the year. This rate reflects an increase in local tax expense in Zimbabwe on local currency earnings from the sale of inventory that had been purchased prior to the devaluation of the Zimbabwe dollar. In addition, exchange losses

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Universal Corporation

related to net monetary assets denominated in local currencies in South America and Zimbabwe increased by approximately $7.4 million. Selling, general, and administrative expenses increased in the quarter due to higher legal fees associated with the European Union’s investigation of tobacco buying practices and expenses necessitated by the implementation of the Sarbanes-Oxley Section 404 requirements.

Mr. King said, “We expect to have a good year despite the lower results reported in the first quarter. The shipping delays that we experienced in the first quarter in Brazil and Africa are primarily timing issues, which should be overcome in the remaining three quarters of fiscal year 2005. Tobacco volumes handled in South America will be up significantly. Brazilian flue-cured and burley crops are expected to exceed 830 million kilos this year and result in record volumes handled by our operations in that country. However, due to adverse weather, there will be a shortage of ripe leaf in the Brazilian crop, which will change the mix of sales and negatively impact margins. Comparisons for the year will also be difficult due to the inclusion of approximately $11 million in U.S. factory overhead costs that were not in the nine-month transitional year. We expect the volumes we handle in the United States to be comparable to last year, and we should continue to benefit from yield and efficiency improvements from our new state-of-the-art processing plants. African volumes will be lower for the year as the Zimbabwe crop continues to decline in response to the economic and political turmoil in that country. The benefits of our investment in projects to expand leaf production in a number of other African origins are not expected to contribute significantly to our earnings before our fiscal year 2006.

“Lumber and building products results are off to a good start, due in part to the change in the fiscal year. The euro remains strong relative to the U.S. dollar, and we are hopeful that economic conditions in some European markets are beginning to improve. The outlook for the agri-products that we handle has also improved.

“In addition, as we have pointed out, the effective corporate income tax rate is expected to be higher for the year, as are our costs associated with the implementation of the Sarbanes-Oxley 404 requirements and the European Union investigation into tobacco buying practices.

“We believe that we should be able to ship the bulk of the South American and African crops by the end of the fiscal year, and we expect, once again, to achieve good earnings performance for the year.”

Additional information

The Company cautions readers that any forward-looking statements contained herein are based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company’s products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management’s Discussion & Analysis section of the Company’s Transition Report on Form 10-K for the nine months ended March 31, 2004, as filed with the Securities and Exchange Commission.

At 5:00 p.m. (Eastern Time) on August 5, 2004, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

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Universal Corporation

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the transitional fiscal year that consisted of the nine months ended on March 31, 2004, were approximately $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended June 30, 2004 and September 30, 2003

(In thousands of dollars, except share and per share data)

	THREE MONTHS
	June 30, 2004	September 30, 2003
Sales and other operating revenues	$737,141	$786,601

Costs and expenses
Cost of goods sold	601,067	647,008
Selling, general and administrative expenses	94,849	79,939

Operating income	41,225	59,654
Equity in pretax earnings of unconsolidated affiliates	2,909	3,776
Interest expense	12,608	11,076

Income before income taxes and other items	31,526	52,354
Income taxes	12,453	18,847
Minority interests	(1,406)	(921)

Net income	$20,479	$34,428

Earnings per common share - basic	$0.80	$1.38

Earnings per common share - diluted	$0.80	$1.37

Denominator for earnings per share (weighted average shares)
Basic:	25,471,365	24,941,340

Diluted:	25,688,649	25,135,042

Cash dividends declared	$0.39	$0.36

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2004	September 30, 2003	March 31, 2004
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$52,686	$57,183	$39,310
Accounts receivable, net	430,736	408,213	432,546
Advances to suppliers, net	113,913	122,991	140,758
Accounts receivable - unconsolidated affiliates	6,545	5,622	6,156
Inventories - at lower of cost or market:
Tobacco	790,089	609,431	562,927
Lumber and building products	150,045	140,299	138,423
Agri-products	127,573	76,748	106,214
Other	49,715	35,878	35,071
Prepaid income taxes	10,061	5,819	9,635
Deferred income taxes	15,146	5,995	16,908
Other current assets	49,216	34,893	38,721

Total current assets	1,795,725	1,503,072	1,526,669

Property, plant and equipment - at cost
Land	70,188	51,692	60,823
Buildings	376,952	306,092	364,948
Machinery and equipment	703,716	695,450	694,314

	1,150,856	1,053,234	1,120,085
Less accumulated depreciation	574,783	524,234	559,217

	576,073	529,000	560,868

Other assets	133,844	132,472	134,664
Goodwill and other intangibles	89,043	93,559	94,460
Investments in unconsolidated affiliates	61,758	45,436	62,489
Deferred income taxes	91,883	91,631	103,623

Other noncurrent assets	376,528	363,098	395,236

Total assets	$2,748,326	$2,395,170	$2,482,773

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2004	September 30, 2003	March 31, 2004
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$394,375	$253,423	$244,031
Accounts payable	320,514	352,201	331,963
Accounts payable - unconsolidated affiliates	401	3,375	2,571
Customer advances and deposits	183,554	193,202	59,894
Accrued compensation	25,786	23,780	32,703
Income taxes payable	30,559	23,958	22,007
Current portion of long-term obligations	57,419	102,413	45,941

Total current liabilities	1,012,608	952,352	739,110

Long-term obligations	769,348	609,939	770,296

Postretirement benefits other than pensions	42,283	40,491	41,721

Other long-term liabilities	92,632	97,780	93,739

Deferred income taxes	32,484	12,392	43,691

Total liabilities	1,949,355	1,712,954	1,688,557

Minority interests	32,272	33,416	34,383

Shareholder’s equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding
Common stock, no par value, authorized 100,000,000 shares, 25,532,406 issued and outstanding shares (24,983,745 at September 30, 2003, and 25,446,975 at March 31, 2004)	111,896	95,169	112,505
Retained earnings	689,730	614,844	679,202
Accumulated other comprehensive income (loss)	(34,927)	(61,213)	(31,874)

Total shareholders’ equity	766,699	648,800	759,833

Total liabilities and shareholders’ equity	$2,748,326	$2,395,170	$2,482,773

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended June 30, 2004, and September 30, 2003

(In thousands of dollars)

	THREE MONTHS
	June 30, 2004	September 30, 2003
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,479	$34,428
Depreciation	15,585	11,892
Amortization	848	792
Other adjustments to reconcile net income to net cash provided by operating activities	5,819	(4,354)
Changes in operating assets and liabilities	(112,017)	9,866

Net cash provided (used) by operating activities	(69,286)	52,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,078)	(19,500)
Purchase of business, net of cash acquired	(12,477)	—
Sales of property, plant, and equipment and other	2,261	—

Net cash used in investing activities	(24,294)	(19,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	120,655	(12,300)
Issuance of long-term debt	—	2,900
Repayment of long-term debt	(4,550)	(3,400)
Issuance of common stock	802	4,700
Purchases of common stock	—	(3,500)
Dividends paid	(9,951)	(9,000)

Net cash provided (used) in financing activities	106,956	(20,600)

Net increase in cash and cash equivalents	13,376	12,524
Cash and cash equivalents at beginning of year	39,310	44,659

Cash and cash equivalents at end of period	$52,686	$57,183

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation.

NOTE 2. CHANGE IN FISCAL YEAR END AND ELIMINATION OF REPORTING LAG FOR FOREIGN SUBSIDIARIES

The Company changed its fiscal year end from June 30 to March 31, effective March 31, 2004. In addition to better matching the fiscal reporting period with the crop and operating cycles of the Company’s largest operations, the change allowed the Company to eliminate the three-month reporting lag previously used by most of its foreign subsidiaries. All of the Company’s consolidated subsidiaries now have the same fiscal reporting period.

Throughout the fiscal year that will end on March 31, 2005, quarterly financial statements will include comparative information for the same sequential quarter of the prior year. Due to the year-end change, interim quarters in fiscal year 2005 will end three months earlier than the corresponding quarters in fiscal year 2004. Management believes this presentation provides the most appropriate comparison since foreign results, which represent the majority of the Company’s business, are generally compared for the same operating months in each year, due to the reporting lag in 2004. Comparisons of summarized historical financial information are provided in Note 11 that present 2004 data recast for the effect of eliminating the reporting lag; however, it is not practical to provide recast 2004 data for all information reported in the quarterly financial statements.

NOTE 3. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2004, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $110.6 million. About 57% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The fair value of guarantees issued or last modified after December 31, 2002, was not material. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $110.6 million, and any unpaid accrued interest. In addition, the Company has contingent liabilities of approximately $6.8 million that consist primarily of bid and performance bonds. The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote. The accrual recorded for the value of the guarantees was not material at June 30, 2004.

In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal has been able to offset the effect of this decline on its business with

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Universal Corporation

increased production in other countries. If the political situation in Zimbabwe were to further deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was approximately $55.6 million at June 30, 2004.

The Competition Directorate-General of the European Commission (“DG Comp”) is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company’s Spanish subsidiary, Tabacos Espanoles, S.A. (“TAES”), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. Current guidelines allow the DG Comp to assess fines in this case in amounts that would be material to the Company’s earnings. Although the Company expects to be assessed a fine, management is unable to estimate an amount at this time, and no liability has been recorded in the financial statements.

NOTE 4. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

	THREE MONTHS
	June 30, 2004	September 30, 2003
Net income (in thousands of dollars)	$20,479	$34,428

Denominator for basic earnings per share:
Weighted average shares	25,471,365	24,941,340

Effect of dilutive securities:
Employee stock options	217,284	193,702

Denominator for diluted earnings per share	25,688,649	25,135,042

Earnings per share – basic	$0.80	$1.38

Earnings per share – diluted	$0.80	$1.37

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Universal Corporation

NOTE 5. COMPARISON TO SUMMARIZED HISTORICAL INFORMATION RECAST FOR THE EFFECT OF ELIMINATING THE REPORTING LAG FOR FOREIGN SUBSIDIARIES

As discussed in Note 2, in connection with its change in fiscal year end, the Company eliminated the three-month reporting lag previously used for most of its foreign subsidiaries. Beginning with the quarter ended June 30, 2004, all of the Company’s consolidated subsidiaries follow the same fiscal reporting period. To facilitate comparisons, unaudited summarized financial information for the four quarters in the twelve-month period ended March 31, 2004, recast for the effect of eliminating the reporting lag, has been prepared. Comparisons to the recast information for the three months ended June 30, 2003, are as follows:

	THREE MONTHS
(in thousands of dollars, except per share data)	June 30, 2004	June 30, 2003 (Recast)
Sales and other operating revenues	$737,141	$771,734
Operating income	41,225	43,020
Income before income taxes and other items	31,526	35,945
Net income	20,479	23,465
Net income:
Per common share	$0.80	$0.94
Per diluted common share	$0.80	$0.94

The recast results for the three months ended June 30, 2003, include restructuring charges of $5.7 million, which is $3.7 million after taxes or $.15 per share, and a charge of $12 million, which is $7.7 million after taxes or $0.31 per share, related to the settlement of a lawsuit.

NOTE 6. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	THREE MONTHS
(in thousands of dollars)	June 30, 2004	September 30, 2003
SALES AND OTHER OPERATING REVENUES
Tobacco	$349,468	$456,689
Lumber and building products distribution	222,772	196,331
Agri-products	164,901	133,581

Consolidated total	$737,141	$786,601

OPERATING INCOME
Tobacco	$32,237	$58,229
Lumber and building products distribution	15,752	7,963
Agri-products	3,705	2,843

Total segment operating income	51,694	69,035
Less:
Corporate expenses	7,560	5,605
Equity in pretax earnings of unconsolidated affiliates	2,909	3,776

Consolidated total	$41,225	$59,654

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